SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 19, 2009 (May 19, 2009)

AMC ENTERTAINMENT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-8747 (Commission File Number)	43-1304369 (I.R.S. Employer Identification Number)

920 Main Street, Kansas City, Missouri 64105

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (816) 221-4000

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02               Non-Reliance on Previously Issued Financial Statements or a Related Report or Completed Internal Review

On May 19, 2009, the Audit Committee of the Board of Directors of AMC Entertainment Inc. (the “Company”) determined that the Company would restate its previously issued financial statements for the first three fiscal quarters of fiscal year 2009 appearing in its Form 10-Q’s for the quarters ended July 3, 2008, October 2, 2008 and January 1, 2009 (the Form 10-Q’s).

The restatement relates to an error associated with the Company’s accounting for revisions to the Company’s Post-Retirement Medical and Life Insurance Plan.  The Company determined the revisions should have been accounted for as a negative plan amendment rather than as a curtailment gain.

As a result of the negative plan amendment, the negative prior service cost of $5,969,000 previously recorded as a curtailment gain in General and Administrative: Other will be reversed.  This amount will then commence being amortized over the active participants’ expected future service periods (approximately 11 years) to full eligibility beginning July 3, 2008.  The impact was $5,969,000 of expense for the 13 week period ended July 3, 2008, and $136,000 of amortization income for the 13 week periods ended October 2, 2008 and January 1, 2009 respectively.   There was no impact on net cash provided by operating activities as a result of the above mentioned items or any impact on any period prior to fiscal 2009.

The Company will file amendments to the Form 10-Q’s which will reflect all necessary adjustments related to the item discussed above.   Accordingly, the previously issued financial statements specified above should no longer be relied upon.   The Company intends to file these amendments within the next five business days.

The Company considered the circumstances surrounding this error and concluded that it was not reflective of existence of a material weakness.  The controls in place around complex transactions did operate appropriately as the Company developed a well-reasoned position for its original conclusion.

The Audit Committee of the Company’s Board of Directors has discussed the matters identified in this filing with the Company’s independent registered public accountants, PricewaterhouseCoopers LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.

Date: May 19, 2009	By:	/s/ CRAIG R. RAMSEY
Craig R. Ramsey
Executive Vice President and Chief Financial Officer